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                                                                    EXHIBIT 10.6

                      MARKETING AND DISTRIBUTION AGREEMENT

                                     between

   Diamed Medizintechnik GmbH, Stadtwaldgutel 77, 50935 Koln, Germany (DIAMED)

                                       and

   Occulogix, Inc., P.O. Box 2081, Palm Harbor, Florida 34682-2081 (Occulogix)

WHEREAS:

DIAMED has developed a device for the therapy of blood-and blood plasma for various indications. The device is marketed under the trademarks Octo Nova and Octo Therm which are registered in various countries. DIAMED owns all property and marketing rights world wide for Octo Nova/Octo Therm and its future developments. MESYS has engineered and produces Octo Nova/Octo Therm exclusively on orders from DIAMED. For each Octo Nova/Octo Therm produced, DIAMED receives compensation for amortization of development cost from MESYS. MESYS is the manufacturer of Octo Nova/Octo Therm according to the European quality standards, especially MDD and MPG. Agreements between DIAMED and MESYS provide that only DIAMED is allowed to decide on production and marketing of the Octo Nova/Octo Therm.

Occulogix desires to distribute Octo Nova/Octo Therm in its territory.

                         SECTION 1 PURPOSE OF AGREEMENT

The sole purpose of this agreement is to define the rights of Occulogix to distribute Octo Nova/Octo Therm in its territory.

                                SECTION 2 PRODUCT

Product is the Octo Nov/Octo Term and its further developments during the life of this agreement.

                               SECTION 3 TERRITORY

Territory is: USA, Canada, Mexico, Caribbean.

              SECTION 4 DISTRIBUTION RIGHTS, NON-COMPETITION CLAUSE

On the basis of this agreement, DIAMED permits Occulogix to enter into an agreement with MESYS to purchase the product directly from MESYS and to market and distribute it in the territory as an independent distributor.

This permission does not include any right for Occulogix to produce the product or have produced the product by any third party.

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Occulogix commits itself to purchase, market and distribute the product as it is exclusively produced by MESYS.

With the exception of machine Model PP-04 (ATI) and Plasmatic (Kimal) Occulogix commits itself to not market and distribute other devices, neither directly nor indirectly in the territory which compete with the product or have a similar application.

Occulogix shall enter into an agreement with MESYS for the production and purchasing of products (hereafter "the Production Contract"). DIAMED is not responsible whatsoever for the execution of obligations under such agreement, namely and not limited to deliveries, warranties, product properties and product liabilities.

       SECTION 5 EXCLUSIVITY, TRADEMARKS, PRODUCT CHANGES, OBLIGATIONS OF
                        DISTRIBUTION, MINIMUM QUANTITIES

1.    (a)   With this agreement, Occulogix acquires the exclusive rights to market and distribute the product in the territory. The marketing and distribution of the product, neither directly or indirectly outside of the territory is not permitted.

      (b) Occulogix has the right and the obligation to distribute the product under the trademarks Octo Nova/Octo Therm. Any registration of trademarks in connection with the product in the territory must be approved by DIAMED in advance. Any cost involved is born by Occulogix. Upon termination of this marketing agreement, all rights associated with the product have to be transferred to DIAMED without compensation.

      (c) Occulogix has the right to request product changes by MESYS at his expense. Any product change however, must be approved by DIAMED in writing and in advance.

      (d) For the duration of this agreement, the rights on such product changes are passed over to the financing Occulogix with validity for its territory only. Upon termination of the agreement, all such rights are to be transferred to DIAMED without compensation. The rights for all other territories pass over to DIAMED immediately when developed and without compensation.

2. Occulogix commits itself to undertake all possible and tolerable efforts to market and distribute the product optimally. Such obligations begin immediately with this contract coming into effect.

3. Occulogix is obliged to promote the product in its territory with a reasonable and to the most effective extent by exhibitions, advertising-and sales activities or similar, appropriate action.

4. In the case that Occulogix falls short of fulfilling the annual minimum quantities agreed upon in the production agreement with MESYS for two successive years, DIAMED is entitled to terminate this marketing agreement with 3 months notice or, upon the sole choice of DIAMED, to revise it to the effect that Occulogix shall not anymore be entitled

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      to the exclusive marketing and distribution of the product in its territory. Any such termination or alteration has to be performed in writing by registered mail.

In the case that is agreement does not begin with a calendar year, twelve months from the date of effectiveness shall be considered as one year.

                              SECTION 6 LICENSE FEE

Occulogix is obliged to pay to DIAMED an annual license fee for the use of the exclusive rights in the amount of E3.000,-. It is payable within the first month of each year in the sense of Section 5.4. In case that it is not paid in due time and also is not paid within 60 days after receipt of a formal letter of caution, Section 5.4 will become effective.

                    SECTION 7 TERM OF AGREEMENT, TERMINATION

1. This agreement has a term of three (3) years from the date of effectiveness. It will become initially effective upon the effective date of the Production Contract between Occulogix and MESYS. The agreement terminates at that time without requiring specific termination. Any extension of this agreement must be agreed upon expressively in advance and in writing.

2. This agreement can be terminated anytime by extraordinary termination due only to important reason. Important reasons are especially:

      (a) Breach of essential regulations of this agreement by the other party, provided that it is not corrected within 60 days after receipt of a formal letter of caution.

      (b) If the other party shall file a petition on bankruptcy, or shall be adjudicated a bankrupt, or shall become insolvent, or shall make an assignment for the benefit of creditors, or shall be voluntarily or involuntarily dissolved or shall have a receiver, trustee or other court officer appointed for its property.

      (c)   Termination of the production agreement between DIAMED and MESYS.

      (d) Termination of the distribution agreement between MESYS and Occulogix.

3. Termination of this agreement does not relieve either party from the execution of obligations entered into including any payment.

                             SECTION 8 REGISTRATION

1. The Product has been registered and CE-marked within the EU-states for use according to the written documentation and instructions. The Product may only be operated in accordance to the instructions.

2. The Product is not registered outside the EU-states. In case that such a registration or similar authorisation should be required, Occulogix commits itself to cooperate with MESYS in such a way that a registration or similar authorisation outside the EU-states

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      will be accomplished. Also in this area, DIAMED has no responsibilities.
      Any cost occurring are to be born by Occulogix.

                               SECTION 9 LIABILITY

DIAMED is liable only for its intellectual property rights and its marketing rights on the product. DIAMED will not be liable whatsoever, neither for the execution of agreements between Occulogix and MESYS nor for the quality or other properties of the product. In so far, all and any claims must be dealt with directly between Occulogix and MESYS.

In particular, DIAMED is not liable that a Production Contract will be entered into with MESYS. Such agreement shall be negotiated directly among Occulogix and MESYS.

In the case that a damage to Occulogix should develop by action or omission on the part of DIAMED and should this case be based on violation of contractual obligations, DIAMED shall be liable only for actions of intent and gross negligence. Any further liability is excluded.

       SECTION 10 PLACE OF EXECUTION, PLACE OF JURISDICTION, GOVERNING LAW

For any disputes from this agreement, the place of Execution and Place of Jurisdiction shall be Cologne (Koln), Germany. German Law shall govern.

                            SECTION 11 MISCELLANEOUS

1. The parties are in agreement that neither verbal nor written supplementary agreements besides this one have been made. Alterations and additions of this agreement are only valid if agreed in writing between the parties. Such requirement cannot be cancelled.

2. In the case that certain regulations of this agreement should be void, this will not influence the effectiveness of the agreement in total. In such case, the parties commit themselves to replace the void regulation by an effective regulation which comes closest to the economic purpose of the void regulation.

3. This marketing agreement has been drawn up in German and English language. However, in case of contradictions or differences among these two versions, only the German version is of binding nature.

Place/Date  _______________________



/s/ Hans Stock
___________________________________        _____________________________________
DIAMED                                     Occulogix


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